CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in the Registration Statement on Form SB-2 (number 333-101044) of Ener1, Inc., of our report dated March 4, 2004, except for the third paragraph of note 14, as to which the date in March 20, 2004, which appears on page 43 of this Form 10-KSB for the year ended December 31, 2003.

KAUFMAN, ROSSIN & CO.

Miami, Florida
March 30, 2004